UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 20, 2017

OLD PSG WIND-DOWN LTD.
(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	001-36506 (Commission File Number)	Not Applicable (I.R.S. Employer Identification Number)

100 Domain Drive Exeter, NH (Address of principal executive offices)	03833-4801 (Zip Code)

Registrant’s telephone number, including area code:  (603) 610-5802

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.03          Bankruptcy or Receivership.

Old PSG Wind-down Ltd. (formerly, Performance Sports Group Ltd.) (the “Company”) today announced that the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) has approved the first amended joint Chapter 11 plan of liquidation filed by the Company and its affiliated debtors (collectively, the “Debtors”) on October 31, 2017, as supplemented by the plan supplement filed by the Debtors on December 5, 2017 (collectively, the “Plan”). The Debtors also received a companion distribution and approval order (the “CCAA Approval Order”) approving the Plan from the Ontario Superior Court of Justice (Commercial List) (the “Canadian Court”) under the Companies’ Creditors Arrangement Act. A joint hearing before the Bankruptcy Court and the Canadian Court to confirm the Plan and obtain the CCAA Approval Order took place on December 20, 2017 and the Plan became effective on December 21, 2017.

The Plan is based on a global settlement among the Debtors and their stakeholders that, among other things, provides for payment to the Debtors’ creditors in the full amount of their allowed claims, without interest, and the distribution of the Debtors’ remaining assets to beneficial holders of Allowed Parent Equity Interests (as defined in the Plan), subject to the cash distributions pursuant to the settlement that provides for distributions to the Plumbers & Pipefitters National Pension Fund, in its capacity as court-appointed lead plaintiff (the “Lead Plaintiff”) in the securities class action litigation styled as Nieves v. Performance Sports Group Ltd., et al., Case No. 1:16-CV-3591-GHW (S.D.N.Y.) on behalf of itself and a putative class of plaintiffs. The Debtors’ assets comprise cash proceeds from the going concern sale of substantially all of their assets, the closing of which was announced on February 28, 2017, as well as claims relating to potential causes of action. As of the date hereof, 45,925,640 common shares of the Company (“Common Shares”) are issued and outstanding. No additional Common Shares will be issued in satisfaction of claims, and as described in more detail below, a certain number of Common Shares will be mandatorily purchased and cancelled in exchange for the issuance of Beneficial Trust Interests (as defined in the Plan) based on elections made by certain holders of Allowed Parent Equity Interests in accordance with, and pursuant to, the Plan.

As a result of the Plan becoming effective, beneficial holders of Allowed Parent Equity Interests who elect to have such interests mandatorily purchased and cancelled, will receive Beneficial Trust Interests in exchange therefor. For beneficial holders of Allowed Parent Equity Interests who did not elect to have their Allowed Parent Equity Interests mandatorily purchased and cancelled in exchange for Beneficial Trust Interests, the issued and outstanding common shares of the Company held by such holders will be subject to restrictions on transfer in accordance with the Plan and pursuant to the amended and restated articles approved by the Bankruptcy Court and Canadian Court.

As soon as possible after the Plan goes effective, certain of the Company’s assets will be transferred to a liquidating trust established for the benefit of the holders of the Beneficial Trust Interests pursuant to the Plan and liquidating trust agreement.  These assets include claims relating to potential causes of action, as well as certain cash reserves to fund the liquidating trust and wind down of the Debtors’ estates.  Theseus Strategy Group LLC has been appointed as the liquidation trustee and Mark E. Palmer of Theseus Strategy Group LLC has been appointed as Chief Wind-Down Officer for the purpose of liquidating and distributing all of the Company’s remaining assets in accordance with the terms of the Plan.

In accordance with the Plan and upon it becoming effective, the current members of the board of directors (the “Board”) of the Company will each step down from the Board and  a new slate of members  selected by the Equity Committee are expected to serve as directors through to the liquidation of the Debtors’ assets.

The Company intends to file a Form 15 with the Securities and Exchange Commission and take other actions as necessary to terminate the registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of its common shares and suspend all reporting obligations under Section 13 and Section 15(d) of the Exchange Act.  Upon filing a Form 15, the Company will immediately cease filing any further periodic or current reports under the Exchange Act.

The Plan, including the Plan Supplement and related materials, is available on https://cases.primeclerk.com/PSG and www.ey.com/ca/psg.

Item 3.03          Material Modification to Rights of Security Holders.

The information set forth in Item 1.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.03 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02. In addition, Brian Fox, the Chief Restructuring Officer, has resigned effective December 21, 2017.

Item 8.01          Other Events.

On December 21, 2017, the Company issued a press release announcing the Plan Confirmation.

A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description

2.1	First Amended Joint Chapter 11 Plan of Liquidation of Old BPUSH Inc. and its Affiliated Debtors.

99.1	Press Release, dated December 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2017

OLD PSG WIND-DOWN LTD.

By:	/s/ Brian J. Fox
	Name:	Brian J. Fox
	Title:	Chief Restructuring Officer